MERITAGE HOSPITALITY GROUP INC.
1971 East Beltline, N.E., Suite 200
Grand Rapids, MI 49525

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Telephone: (616) 776-2600
Facsimile: (616) 776-2776
www.meritagehospitality.com

FOR IMMEDIATE RELEASE

CONTACT: Robert E. Schermer, Jr.
Meritage Hospitality Group Inc.
616/776-2600

MERITAGE POISED TO BE NATION’S FIRST O’CHARLEY’S FRANCHISEE;
COMMENCES PRIVATE EQUITY OFFERING

        GRAND RAPIDS, Michigan, September 10, 2003. Meritage Hospitality Group Inc. (AMEX: MHG), the nation’s only publicly traded Wendy’s franchisee, today announced it has reached an agreement in principle with O’Charley’s, Inc. (NASDAQ: CHUX), to operate O’Charley’s restaurants throughout the State of Michigan pursuant to an exclusive multi-unit development agreement. O’Charley’s operates 201 O’Charley’s casual dining restaurants in 16 states in the Southeast and Midwest. Additional information about O’Charley’s is available through its filings with the Securities and Exchange Commission.

        The O’Charley’s development agreement is subject to, among other things, the successful completion of a $4.0 million minimum/$6.0 million maximum offering by Meritage of Common Shares and Common Share Purchase Warrants. The Offering is being made in Units of $6 each, with each Unit consisting of one Common Share and Warrants to Purchase one Common Share. The Warrants are divided into one-half each of a Class A Warrant to purchase one Common Share at a price of $6 per Share expiring six years from the date of issuance, and a Class B Warrant to purchase one Common Share at a price of $9 per Share expiring nine years from the date of issuance. The Offering is being made only to accredited investors under Securities and Exchange Commission Regulation D. The Offering will be completed if a minimum of $4 million is sold by November 14, 2003, with Meritage retaining the right to extend the Offering to December 31, 2003. The purpose of the Offering is to provide funds to initiate the development agreement for the rollout of O’Charley’s restaurants in Michigan, and to redeem up to 500,000 Common Shares at a maximum price of $2,450,000 from a retiring executive. Meritage has also been presented with a $6.3 million financing commitment from GE Capital Franchise Finance which, with the proceeds from the Offering, will be used to launch the O’Charley’s rollout in Michigan.

        The securities being offered have not been registered under the Securities Act of 1933 and may not be sold absent a registration or an exemption from the registration requirements. Meritage has committed to file a registration statement with the Securities and Exchange Commission to enable purchasers to publicly resell the securities being offered.